Exhibit 99.3

SUPPLEMENTAL REGULATION FD INFORMATION

Dated June 28, 2012

SUMMARY OF TERMS OF THE PREFERRED STOCK

Issuer	Oriental Financial Group Inc., incorporated in the Commonwealth of Puerto Rico.

Securities

84,000 shares of 8.750% Non-Cumulative Convertible Perpetual Preferred Stock, Series C.

The Preferred Stock was offered pursuant to Section 4(2) of the Securities Act only to investors that are qualified institutional buyers within the meaning of Rule 144A under the Securities Act.

Price	$1,000 per share of Preferred Stock.

Ranking	The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to our Common Stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of Oriental Financial Group Inc. The Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, on a parity with our existing preferred stock (Series A 7.125% Non-Cumulative Monthly Income Preferred Stock and Series B 7.0% Non-Cumulative Monthly Income Preferred Stock), and each class or series of capital stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock, as to dividend rights and rights on liquidation, dissolution or winding-up of Oriental Financial Group Inc. For additional information on our Common Stock, potential investors should refer to “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in our Annual Report on Form 10-K filed with the SEC on March 9, 2012, as well as the information in our other public filings.

Liquidation Preference	Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Preferred Stock will be entitled to receive, out of our assets that are legally available for distribution to shareholders, before any distribution is made to holders of our Common Stock or other junior securities, a liquidating distribution in the amount of $1,000 per share of the Preferred Stock plus any accrued and unpaid dividends, whether or not declared, for the dividend period during which the liquidation, dissolution or winding up occurs. Distributions will be made pro rata as to the Preferred Stock and any other parity securities and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors.

Dividends

Dividends on the Preferred Stock will be payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds at an annual rate of 8.750% on the liquidation preference of $1,000 per share.

Dividends on the Preferred Stock will be non-cumulative. If for any reason our board of directors does not authorize and declare full cash dividends on the Preferred Stock for a quarterly dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and declares dividends on the Preferred Stock for any subsequent dividend period.

Dividend Payment Dates	January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2012.

Dividend Stopper	So long as any share of Preferred Stock remains outstanding,

•      no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any junior securities, including our Common Stock (other than a dividend payable solely in shares of junior securities), unless the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock have been paid or declared and a sum sufficient for the payment of those dividends has been set aside; and

•      no shares of junior securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior securities for or into other junior securities, (b) repurchases, redemptions or acquisitions in connection with any employment contract, benefit plan or similar arrangements with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan providing for the purchase of junior securities by shareholders from us, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior securities and (d) conversions into or exchanges for other junior securities and cash solely in lieu of fractional shares of the junior securities), unless the full dividends for the most recent dividend payment date on all outstanding shares of the Preferred Stock have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

For so long as any share of Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment, dividends on any parity securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for all outstanding shares of Preferred Stock. To the extent that we declare dividends for the then-current dividend period on the Preferred Stock and on any parity securities but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any parity securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of payments for the then-current dividend period bear the same ratio to each other as all accrued and unpaid dividends per share on the Preferred Stock and all parity securities bear to each other.

Notwithstanding the foregoing, if there is a change in the regulatory capital guidelines applicable to us enacted in connection with or otherwise resulting from the adoption of the Federal Reserve’s notice of proposed rulemaking, approved for publication on June 7, 2012, that would implement new international capital guidelines (“Basel III”) established by the Basel Committee on Banking Supervision (as such proposed rule may be amended or revised, the “Basel III NPR”), or otherwise in connection with the implementation by applicable U.S. bank regulatory authorities of the Basel III capital accord, that would cause the Preferred Stock to fail to qualify as Tier 1 capital due to the provisions described in this “Dividend Stopper” section, then such provisions shall not be applicable if as a result thereof the Preferred Stock would then qualify as Tier 1 capital upon the closing of the acquisition of BBVA PR (as defined below) and thereafter. For the avoidance of doubt, the provisions in this “Dividend Stopper” section shall be retained and reinstated (if applicable) to the maximum extent allowable under applicable regulatory guidelines that permit the Preferred Stock to qualify as Tier 1 capital. We have agreed that for so long as the Preferred Stock is outstanding, we will not issue any shares of cumulative preferred stock.

Dividend Policy on Common Stock	Holders of our Common Stock are only entitled to receive dividends as our Board of Directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our Common Stock, we are not required to do so. We expect to continue to pay dividends, but our ability to pay future dividends at current levels will necessarily depend upon our earnings and financial condition, and general market conditions. We paid a cash dividend of $0.06 per share on April 15, 2012, to the holders of record of our Common Stock as of March 31, 2012.

Optional Redemption by Us if the Acquisition is not Consummated

The Preferred Stock is not redeemable by us at any time except as follows:

If the acquisition agreement relating to our pending acquisition of BBVA PR terminates without the acquisition closing, we may, subject to regulatory approval if required under 12 CFR 225.4, at our option, redeem all (but not less than all) the shares of Preferred Stock pursuant to a notice of redemption given (i) on or prior to July 28, 2013 if the acquisition agreement terminates without the acquisition closing occurring on or prior to June 28, 2013 or (ii) on or prior to the third business day after September 30, 2013, if the last day for consummation of the acquisition has been extended in accordance with the acquisition agreement, in cash, at a redemption price equal to 101% of the liquidation preference of the shares to be redeemed and accrued and unpaid dividends for such dividend period (whether or not declared), plus a “redemption premium”. We will provide not less than 45 nor more than 60 scheduled trading days’ notice before the redemption date by mail or electronic delivery to each holder of the Preferred Stock.

“Redemption premium” means an amount in cash per $1,000 liquidation preference of the shares equal to 85% of the excess, if any, of (i) the applicable conversion rate multiplied by the volume weighted average price of our Common Stock during the 40 trading day period beginning on, and including, the 42nd scheduled trading day immediately preceding the redemption date over (ii) the initial conversion value (as defined below) per $1,000 liquidation preference of the shares.

“Initial conversion value” per $1,000 liquidation preference of the shares means $888.8889, which is equal to the product of the initial conversion rate and the closing sale price per share of our Common Stock on The New York Stock Exchange on June 27, 2012 (the “Initial Price”).

Maturity	Perpetual, unless converted or redeemed by us as described above.

Conversion Right

Each share of the Preferred Stock may be converted at any time, at the option of the holder, into 84.9798 shares of our Common Stock (which reflects an initial conversion price of approximately $11.77 per share of our Common Stock) plus cash in lieu of fractional shares, subject to the anti-dilution adjustments described below and subject to the limitations set forth below under “Limitation on Beneficial Ownership.”

Notwithstanding the foregoing, upon conversion, we may choose to pay or deliver, as the case may be, cash, shares of our Common Stock, or a combination thereof at our election, subject to any applicable regulatory approval. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our Common Stock, the amount of cash and shares of Common Stock, if any, due upon conversion will be based on a daily conversion value (as described below) calculated on a proportionate basis for each trading day in a 40 consecutive trading-day period (the “observation period”) beginning on (i) subject to clauses (ii) and (iii) of this sentence, the second trading day immediately succeeding the related conversion date, (ii) if the relevant conversion date occurs on or after the date we issue a redemption notice with respect to the Preferred Stock (as described under “Optional Redemption by Us if the Acquisition is not Consummated,” below) and prior to the relevant redemption date, the 42nd scheduled trading day immediately preceding such redemption date and (iii) if the shares are being converted pursuant to our mandatory conversion right (as described under “Mandatory Conversion at Our Option,” below), the 42nd Scheduled Trading Day immediately preceding the Mandatory Conversion Date.

“Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, one-40th (1/40th) of the product of (i) the then applicable conversion rate and (ii) the per share volume-weighted average price of our Common Stock on The New York Stock Exchange on such trading day.

If the conversion date is on or prior to the record date for any declared cash dividend on the Preferred Stock for the dividend period in which holder elects to convert, holder will not receive any declared cash dividends for that dividend period. If the conversion date is after the record date for any declared cash dividend on the Preferred Stock and prior to the corresponding dividend payment date, holder will receive that cash dividend on the relevant dividend payment date if holder was the holder of record on the record date for that dividend; however, whether or not holder was the holder of record on the record date, if holder converts after a record date and prior to the related dividend payment date, holder must pay to the conversion agent when holder converts shares of the Preferred Stock an amount in cash equal to the full dividend actually paid on such dividend payment date on the shares being converted, unless holder’s shares are being converted as a consequence of a mandatory conversion at our option or following a Specified Corporate Event or a Fundamental Change as described below, or following us providing notice of redemption as described above under “Optional Redemption by us if the Acquisition is not Consummated.”

Mandatory Conversion at Our Option	On or after July 15, 2017, we may, at our option, at any time or from time to time, cause some or all of the Preferred Stock to be converted into shares of our Common Stock (or, with any applicable regulatory approval, cash or a combination of shares of our Common Stock and cash) at the then-applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day preceding the date we give notice of mandatory conversion, the closing price of our Common Stock exceeds 130% of the then applicable conversion price of the Preferred Stock.

Adjustments to Conversion Price upon a Fundamental Change when the Reference Price is below the Conversion Price

If the reference price in connection with a Fundamental Change is less than the applicable conversion price (after giving effect to any adjustment described below under “Adjustment to Conversion Rate Upon a Fundamental Change”), each share of the Preferred Stock may be converted during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $5.23, which we refer to as the base price, which is 50% of the Initial Price, subject to adjustment. If the reference price is less than the base price, holders will receive on conversion of our Preferred Stock shares of our Common Stock with value that may be less than the liquidation preference of the Preferred Stock. In lieu of issuing shares of Common Stock upon conversion in such event, we may at our option, provided that we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each share of Common Stock otherwise issuable upon conversion.

If the holders of our shares of Common Stock receive only cash in connection with the Fundamental Change, the reference price shall be the cash amount paid per share. Otherwise the reference price shall be the average of the closing price per share of our Common Stock on the ten trading days up to but not including the effective date of the Fundamental Change.

Fundamental Change	A “Fundamental Change” will be deemed to have occurred if we consolidate with or merge with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of our assets to any person, or any person consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting shares are changed into or exchanged for cash, securities or other property, other than any such transaction where our outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of formation); provided, however, that a Fundamental Change with respect to any such transaction will not be deemed to have occurred if at least 90% of the consideration received by holders of our Common Stock in the transaction or transactions, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, consists of shares of common stock or American Depositary Receipts in respect of common stock listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions.

Additionally, if the Issuer elects to and does obtain shareholder approval to allow us to issue shares of our Common Stock in excess of 20% or more of our Common Stock outstanding at the time the Preferred Stock is issued (the “share cap”), on and after the date the Issuer obtains shareholder approval, the occurrence of either of the events described in clauses 1 and 2 of “Specified Corporate Events” below shall no longer constitute a Specified Corporate Event and shall instead constitute a Fundamental Change.

Adjustment to Conversion Rate Upon a Fundamental Change

If and only to the extent a holder elects to convert its Preferred Stock in connection with a Fundamental Change, unless the conversion rate has already been adjusted as a result of the occurrence of a Specified Corporate Event, as described below under “Adjustment to Conversion Rate Upon Specified Corporate Events”, we will in certain circumstances increase the conversion rate for any conversion of the Preferred Stock that occurs during the period (the “Fundamental Change conversion period”) beginning on the effective date of the Fundamental Change (the “effective date”) and ending on the date that is 30 days after the effective date, by a number of additional shares of Common Stock (the “make-whole shares”).

The number of make whole shares will be determined by reference to the table below, based on the date on which such Fundamental Change transaction becomes effective (the “effective date”) and the price (the “share price”) paid per share for our shares of Common Stock in such Fundamental Change transaction.

Share price

Effective date	$10.46	$11.00	$11.77	$13.25	$15.30	$17.50	$22.50	$27.50	$32.50	$37.50
7/3/2012	10.6225	10.6225	10.6225	10.6164	7.4543	5.1495	2.1276	0.6840	0.0534	0.0019
7/15/2013	10.6225	10.6225	10.6225	9.8135	6.8030	4.6634	1.9116	0.6014	0.0382	0.0013
7/15/2014	10.6225	10.6225	10.6225	8.7811	5.9300	3.9983	1.6162	0.4910	0.0201	0.0006
7/15/2015	10.6225	10.6225	10.6225	7.4634	4.7481	3.0776	1.2156	0.3489	0.0002	0.0000
7/15/2016	10.6225	10.6225	9.2752	5.7676	3.0871	1.7777	0.6919	0.1931	0.0000	0.0000
7/15/2017, and after	10.6225	10.6225	8.4476	3.9448	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share prices and effective dates may not be set forth in the table above, in which case:

•      If the share price is between two stock price amounts in the table or the date is between two dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

•      If the share price is greater than $37.50 per share, subject to adjustment, no additional shares will be added to the conversion rate.

If the share price is less than $10.46 per share, subject to adjustment, no additional shares will be added to the conversion rate.

Adjustment Upon Specified Corporate Events if Shareholder Approval is not Obtained

In connection with a Specified Corporate Event as described in “Specified Corporate Events”:

•      we will permanently increase the conversion rate for the Preferred Stock by a number of additional shares (the “additional shares”) as described below, regardless of whether any holder converts its Preferred Shares in connection therewith; and

•      the dividend rate per annum will increase by 3.0% during each quarter in which the closing price of our Common Stock is below the Initial Price, subject to adjustment, for 20 trading days within the period of 30 consecutive trading days ending 15 trading days prior to the quarterly record date for the quarter.

The number of additional shares will be determined by reference to the table provided above under “Adjustment to Conversion Rate Upon a Fundamental Change”, based on the date on which the corporate event becomes effective (the “effective date”) and the average of the closing sale prices of our Common Stock over the ten trading day period ending on the trading day immediately preceding the effective date (the “share price”). If the share price is less than the Initial Price, subject to adjustment, however, it will be deemed to be such amount, and upon conversion a holder shall be entitled to receive additional shares as if the share price were this amount. This adjustment to the conversion rate as a result of the occurrence of a Specified Corporate Event will be made only once, regardless of the occurrence of any subsequent Specified Corporate Events, if any.

Specified Corporate Events

A “Specified Corporate Event” will be deemed to occur if any of the following occurs:

1.      The acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting stock; or

2.      Our Common Stock ceases to be listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

Notwithstanding the foregoing, on and after the date on which we receive shareholder approval to allow us to issue shares of our Common Stock in excess of the share cap (as defined under “Fundamental Change,” above), the occurrence of either of the events described in clauses 1 and 2 above shall no longer constitute a Specified Corporate Event and shall instead constitute a Fundamental Change, as described under “Fundamental Changes,” above.

Anti-Dilution Adjustments

The conversion rate may be adjusted in the event of, among other things:

•    increases in cash dividends on our Common Stock;

•    dividends or distributions in Common Stock or other property;

•    certain issuances of stock purchase rights;

•    certain self tender offers; or

•    subdivisions, splits and combinations of the Common Stock.

Voting Rights	The holders of the Preferred Stock do not have voting rights, except with respect to certain matters that would significantly and adversely affect the legal rights or preference of the Preferred Stock. A holder of Preferred Stock will not vote with the holders of our Common Stock until conversion of the Preferred Stock by such holder.

Preemptive Rights	None.

Use of Proceeds	We estimate that our net proceeds from the offering will be approximately $79.5 million after deducting estimated offering expenses, including fees payable to the Placement Agent. We will use the net proceeds of the offering to fund a portion of the acquisition price for BBVA PR.

Shares of Common Stock Outstanding	40,725,363 shares of our Common Stock outstanding as of June 15, 2012. After giving effect to the offering (and assuming the conversion of all the Preferred Stock into shares of Common Stock at the initial conversion price), there would have been 47,863,666 shares of our Common Stock outstanding as of June 15, 2012.

No Registration Rights; Additional Dividends

If, at any time during the six-month period beginning on, and including, the date which is six months after the issuance of the Preferred Stock, we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the Preferred Stock is not otherwise freely tradable by holders other than our affiliates (as a result of restrictions pursuant to U.S. securities law or the terms of the Preferred Stock), the dividend rate per annum on the Preferred Stock will increase by a rate of 0.25% per annum for each day during such period for which our failure to file has occurred and is continuing or the Preferred Stock is not so freely tradable. If a failure to file has occurred and is continuing or the Preferred Stock remains not freely tradable by holders other than our affiliates for a period of 90 calendar days, the dividend rate per annum on the Preferred Stock will increase by an additional 0.25% per annum for each day during such six-month period from such 90th day for which our failure to file has occurred and is continuing or the Preferred Stock is not so freely tradable.

Further, if, and for so long as, the restrictive legend on the Preferred Stock has not been removed or the Preferred Stock is not otherwise freely tradable by holders other than our affiliates (without restrictions pursuant to U.S. securities law or the terms of the Preferred Stock) as of the 365th day after the date of original issuance of the Preferred Stock , the dividend rate per annum on the Preferred Stock will increase by a rate of 0.50% per annum for each day during such period until such restrictive legend is removed and the Preferred Stock is freely tradable as described above.

Subject to the increase in the dividend rate described in “Adjustment Upon Specified Corporate Events,” above, in no event will the dividend rate per annum on the Preferred Stock increase by more than 0.50% per annum as compared to the initial dividend rate as described in “Dividends”.

There can be no assurances that we will be able to remove the restrictive legend from the Preferred Stock or from any shares of Common Stock issued upon conversion of the Preferred Stock.

No Listing	The Preferred Stock will not be listed on any securities exchange or included in any automated quotation system. Our Common Stock is listed on the New York Stock Exchange under the symbol “OFG.”

RISK FACTORS

Risks Related to the Proposed Acquisition

We are subject to extensive regulation and we may not receive the necessary regulatory approvals to consummate the acquisition.

As a bank holding company, we are subject to extensive regulation, examination and potential enforcement actions by the Federal Reserve and other federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Our depository institution subsidiary is also subject to extensive regulation, examination and potential enforcement actions by the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico.

The consummation of our proposed acquisition of BBVA’s Puerto Rico operations (“BBVA PR”) is subject to the receipt of all necessary regulatory approvals, including those of federal and Puerto Rico bank regulators. In determining whether to approve a proposed acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on our competitors, our financial condition and our future prospects. The regulators also review current and projected capital ratios and levels, the competence, experience, and integrity of management and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution’s record of compliance under the Community Reinvestment Act) and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. We may also be required to sell branches as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of the acquisition. There can be no assurance as to when or whether these regulatory approvals will be received or the conditions associated with any approval.

We may not be able to integrate the target assets into our operations and realize the anticipated benefits of the acquisition.

The success of our proposed acquisition of BBVA PR will depend on, among other things, our ability to realize anticipated cost savings and to integrate the acquired assets and operations in a manner that permits growth opportunities and does not materially disrupt our or BBVA PR’s existing customer relationships or result in decreased revenues resulting from any loss of customers. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully, or at all, or may take longer to realize than expected. Additionally, we will make fair value estimates of certain assets and liabilities in recording the acquisition. Actual values of these assets and liabilities could differ from our estimates, which could result in our not achieving the anticipated benefits of the acquisition.

There is no assurance that our proposed acquisition of BBVA PR will have positive results, including results relating to: correctly assessing the asset quality of the assets acquired; the total cost of integration, including management attention and resources; the time required to complete the integration successfully; the amount of longer-term cost savings; being able to profitably deploy funds acquired in the transaction; or the overall performance of the combined business. The successful integration of BBVA PR’s banking operations, and our future growth and profitability, depend, in part, on our ability to successfully manage the combined operations. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems and management controls, as well as managing relevant relationships with employees, clients, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect our operations or results. The loss of key employees in connection with this acquisition could adversely affect our ability to successfully conduct the combined operations.

Given the economic conditions in Puerto Rico, we may experience increased credit costs or need to take additional markdowns and make additional provisions to the allowances for loan losses on the assets and loans acquired that could adversely affect our financial condition and results of operations in the future. There is no assurance that our integration efforts will not result in other unanticipated costs, including the diversion of personnel, or losses.

Our acquisition of BBVA PR may also result in business disruptions that cause us to lose customers or cause customers to move their accounts or business to competing financial institutions. It is possible that the integration process related to the proposed acquisition could disrupt our ongoing business or result in inconsistencies in customer service that could adversely affect our ability to maintain relationships with clients, customers, depositors and employees. Our inability to overcome these risks could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Actual values could differ from the assumptions we have made regarding certain financial metrics after the acquisition.

Information regarding the combined company included in this supplement and in other documents we provide is based in part on certain assumptions regarding the transaction and the value of the acquired assets and liabilities that we believe are reasonable. There is no assurance that our assumptions will prove to be accurate over time, and it is possible that the final terms of the acquisition may be on terms materially different from the terms on which our assumptions are based. Accordingly, the historical, pro forma and other financial information included in this supplement and in other documents we provide may not reflect what our results of operations and financial condition would have been had the acquisition actually occurred during the periods presented, or what our results of operations and financial condition will be in the future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, capitalization and certain bank regulatory capital ratios at March 31, 2012, on an actual basis and on an as adjusted basis to give effect to the offering of Preferred Stock. The following table should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The following table does not give effect to our proposed acquisition of BBVA PR.

	March 31, 2012
	Actual	As adjusted
	(dollars in thousands)
Cash and Cash Equivalents	$453,997	$533,497

Liabilities:
Deposits	$2,274,567	$2,274,567
Borrowings:
Short-term borrowings	$43,564	$43,564
Securities sold under agreements to repurchase	3,056,165	3,056,165
Advances from FHLB	281,713	281,713
Subordinated capital notes	36,083	36,083
Total borrowings	3,417,525	3,417,525

Derivative liabilities	49,426	49,426
Accrued expenses and other liabilities	30,547	30,547
Total liabilities	$5,772,065	$5,772,065

Stockholders’ equity:
Preferred stock, $1 par value; 10,000,000 shares authorized, $25 liquidation value:
1,405,000 shares of Series A authorized; 1,340,000 shares of Series A issued and outstanding.	33,500	33,500
1,380,000 shares of Series B authorized, issued and outstanding	34,500	34,500
Preferred stock offered hereby, $1 par value, $1,000 liquidation value	—	84,000
Common stock, $1 par value; 100,000,000 shares authorized; 47,841,251 shares issued; 40,689,650 shares outstanding	47,841	47,841
Additional paid-in capital	499,786	495,286
Legal surplus	51,246	51,246
Retained earnings	74,091	74,091
Treasury stock, at cost, 7,151,601 shares	(81,772)	(81,772)
Accumulated other comprehensive income, net of tax of $1,464	30,098	30,098
Total stockholders’ equity	$689,290	$768,790

Total liabilities and stockholders’ equity	$6,461,355	$6,540,855

Regulatory capital ratios of the Bank:*
Total Capital to Risk-Weighted Assets	32.09%	32.09%
Tier 1 Capital to Risk-Weighted Assets	30.80%	30.80%
Tier 1 Capital to Total Assets	9.77%	9.77%

*	Preferred Stock offered hereby will not qualify as Tier 1 capital until the closing of the Acquisition.

The Preferred Stock was offered and sold in private transactions and has not been and will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This supplemental information does not constitute an offer to sell or solicitation of an offer to purchase any security.